Exhibit 5.1

DELIVERY OF FINAL OPINION IS SUBJECT TO COMPLETION OF GOODWIN PROCTER LLP’S OPINION PRE-CLEARANCE PROCEDURES

May 18, 2012

Atlantic Power Corporation

and the Guarantors listed on Schedules I and II hereto

200 Clarendon Street, Floor 25

Boston, Massachusetts 02116

Re:	Registration Statement on Form S-4 Relating to $460,000,000 Aggregate
Principal Amount of 9% Senior Notes Due 2018

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-4 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer (the “Exchange Offer”) by Atlantic Power Corporation, a British Columbia corporation (the “Issuer”) to exchange up to $460 million aggregate principal amount of its 9% Senior Notes due 2018 (the “Exchange Securities”) for its existing 9% Senior Notes due 2018 (the “Securities”). The Securities are, and the Exchange Securities are to be, guaranteed by certain subsidiaries of the Issuer listed on Schedule I hereto (the “Delaware Guarantors”) and on Schedule II hereto (the “Non-Delaware Guarantors” and, collectively with the Delaware Guarantors, the “Guarantors”). The Exchange Securities are to be issued in accordance with the provisions of the Indenture, dated as of November 4, 2011, among the Issuer, certain subsidiaries of the Issuer named therein as guarantors and Wilmington Trust, National Association (the “Trustee”) as amended by the First Supplemental Indenture dated November 5, 2011 and the Second Supplemental Indenture dated November 5, 2011 (as amended, the “Indenture”), as contemplated by the Registration Rights Agreement, dated as of November 4, 2011, among the Issuer, certain subsidiaries of the Issuer named therein as guarantors and the initial purchasers (the “Registration Rights Agreement”). The guarantees of the Exchange Securities by the Guarantors (other than Curtis Palmer LLC) and the guarantee of Atlantic Power Limited Partnership’s (formerly named Capital Power Income L.P.) guarantee by Curtis Palmer LLC (collectively, the “Guarantees”) are to be issued in accordance with the provisions of the Indenture and the Registration Rights Agreement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Issuer and the Guarantors.

We have assumed for purposes of our opinions certain matters with respect to the Issuer and the Non-Delaware Guarantors, including the valid existence, good standing, power and authority of each of the Issuer and the Non-Delaware Guarantors, and the due authorization, execution and delivery of the Exchange Securities and the Guarantees to which they are parties.

The opinions set forth below are limited to the federal law of the United States, New York law, the Delaware General Corporation Law (which includes reported judicial decisions interpreting the Delaware General Corporation Law), the Delaware Limited Liability Company Act and the Delaware Revised Uniform Limited Partnership Act. Without limiting the generality of the foregoing, we express no opinion with respect to (i) state securities or “Blue Sky” laws or (ii) state or federal antifraud laws.

Also, for purposes of the opinions set forth below, and without limiting any other exceptions or qualifications set forth herein, insofar as they relate to the Guarantors, we have assumed that each Guarantor has received reasonably equivalent value and fair consideration in exchange for its obligations under its Guarantee or undertakings in connection therewith.

Based on the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that:

1.             When the Exchange Securities (in the form examined by us) are duly executed by the Issuer, authenticated by the Trustee in accordance with the Indenture and issued and delivered upon consummation of the Exchange Offer (as described in the Registration Statement) against receipt of Securities surrendered in exchange therefor in accordance with the terms of such Exchange Offer, the Registration Rights Agreement, the Registration Statement and the Indenture, the Exchange Securities will be valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms.

2.             When the Guarantees (in the form examined by us) are duly executed by the Guarantors and issued and delivered upon consummation of the Exchange Offer (as described in the Registration Statement) in accordance with the terms of such Exchange Offer, the Registration Rights Agreement, the Registration Statement and the Indenture, the Guarantees will constitute valid and binding obligations of the respective Guarantors, enforceable against the Guarantors in accordance with their terms.

The opinions expressed above are subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity. We express no opinion as to the validity, binding effect or enforceability of any provision in the Exchange Securities or the Indenture or the Guarantees to the extent it violates any applicable statute of limitations or relates to the choice of forum for resolving disputes.

This opinion letter and the opinions it contains shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section as published in 53 Business Lawyer 831 (May 1998).

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We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP

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Schedule I

Delaware Guarantors

“Delaware Corporate Guarantors” shall mean, collectively, the following:

Atlantic Power Generation, Inc.

Atlantic Power Holdings, Inc.

Atlantic Power Transmission, Inc.

“Delaware LLC Guarantors” shall mean, collectively, the following:

Atlantic Auburndale, LLC

Atlantic Cadillac Holdings, LLC

Atlantic Idaho Wind C, LLC

Atlantic Idaho Wind Holdings, LLC

Atlantic Oklahoma Wind, LLC

Atlantic Piedmont Holdings, LLC

Atlantic Power Services, LLC

Atlantic Renewables Holdings, LLC

Auburndale GP, LLC

Auburndale LP, LLC

Badger Power Generation I LLC

Badger Power Generation II LLC

Baker Lake Hydro LLC

Curtis Palmer LLC

Epsilon Power Funding, LLC

Harbor Capital Holdings, LLC

NCP Dade Power LLC

NCP Gem LLC

NCP Lake Power LLC

NCP Pasco LLC

Olympia Hydro LLC

Orlando Power Generation I LLC

Orlando Power Generation II LLC

Teton East Coast Generation LLC

Teton New Lake, LLC

Teton Operating Services, LLC

Teton Power Funding, LLC

Teton Selkirk LLC

“Delaware Partnership Guarantors” shall mean, collectively, the following:

Badger Power Associates, L.P.

Atlantic Power (US) GP (formerly named CPI Power (US) GP)

Dade Investment, L.P.

Lake Investment, L.P.

Schedule II

Non-Delaware Guarantors

Atlantic Power Services Canada GP Inc.

Atlantic Power Services Canada LP

Atlantic Power Limited Partnership (formerly named Capital Power Income L.P.)

Atlantic Power GP Inc. (formerly named CPI Income Services Ltd.)

Lake Cogen Ltd.

Pasco Cogen, Ltd.